CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of CAE Inc., relating to common shares to be offered under the CAE Inc. employee stock option plan, as amended, of our report dated May 19th, 2016 relating to the consolidated financial statements and effectiveness of internal control over financial reporting which appears in CAE Inc.’s Annual Report on form 40-F for the fiscal year ended March 31, 2016.

[1]	CPA auditor, CA, public accountancy Permit No. A123498

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1
T: +1 514 205 5000, F: +1 514 876 1502, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.